As filed with the Securities and Exchange Commission on March 16, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FUSION PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

270 Longwood Road South

Hamilton, Ontario, Canada, L8P 0A6

(289) 799-0891

(Address of Principal Executive Offices)

Fusion Pharmaceuticals Inc. 2020 Stock Option and Incentive Plan

Fusion Pharmaceuticals Inc. 2020 Employee Share Purchase Plan

Inducement Stock Option Awards

(Full Title of the Plans)

Maria Stahl

Chief Legal Officer

Fusion Pharmaceuticals US Inc.

Two International Place, Suite 2310

Boston, Massachusetts 02110

(617) 420-5698

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Fusion Pharmaceuticals Inc., or the registrant, to register (1) 1,792,225 common shares of the registrant, no par value per share, or Common Shares, issuable under the registrant’s 2020 Stock Option and Incentive Plan, or the 2020 Plan, (2) 448,056 of the registrant’s Common Shares issuable under the registrant’s 2020 Employee Share Purchase Plan, or the 2020 ESPP, and (3) an aggregate of 1,600,400 Common Shares issuable upon exercise of non-qualified stock options granted to 40 employees of the registrant in the table set forth below, as an inducement material to entry into employment with the registrant, in accordance with Nasdaq Listing Rule 5635(c)(4). Pursuant to General Instruction E, except as otherwise set forth below, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 filed by the registrant on June 30, 2020 (File No. 333-239568) relating to the 2020 Plan and 2020 ESPP.

Option Shares Granted	Grant Date
25,800	March 21, 2022

60,000	March 28, 2022

117,200	May 2, 2022

36,000	June 6, 2022

37,200	July 5, 2022

44,800	August 1, 2022

197,200	September 12, 2022

195,000	October 3, 2022

654,000	November 7, 2022

13,200	December 5, 2022

38,000	January 3, 2023

161,000	February 6, 2023

21,000	March 6, 2023

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)

The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, or the Securities Act, that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)

The description of the securities contained in the registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, or the CBCA, and the Company’s by-laws, the Company must indemnify its current or former directors and officers or any other individuals who act or have acted at the Company’s request as a director or officer of a related entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the Company or a related entity. The CBCA also provides that the Company may also make an advance payment to such individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided, however, that such individual shall repay such payment if he or she does not fulfill the conditions described below. The CBCA also provides that the Company may, with the approval of the court, indemnify the individual or make an advance payment in respect of certain derivative actions by or on behalf of the Company or the other entity to procure a judgement in the Company’s or such entity’s favor.

Indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to the Company’s best interests, or in the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The CBCA also provides that the individual is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of his or her association with the Company or a related entity if the individual (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and (ii) fulfils the conditions described above.

The CBCA and the Company’s by-laws authorize the Company to purchase and maintain insurance for the benefit of each of the Company’s current or former directors or officers and other agents and each person who acts or acted at the Company’s request as a director, officer or other agent or an individual acting in a similar capacity, of another entity.

In addition, the Company has entered into separate indemnity agreements with each of its directors and officers pursuant to which the Company agreed to indemnify and hold harmless its directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the CBCA and its by-laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Amendment to the Articles of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

4.2	By-Laws No. 1 and 2 (Incorporated by reference to Exhibit 3.5 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

4.3	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its shareholders, dated March 25, 2019 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

5.1*	Opinion of Osler, Hoskin & Harcourt LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Province of Ontario on the 16th day of March, 2023.

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
John Valliant Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints John Valliant, John Crowley and Maria Stahl, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on the 16th day of March, 2023.

Name	Title

/s/ John Valliant John Valliant	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John Crowley John Crowley	Chief Financial Officer (Principal Financial Officer)

/s/ Barbara Duncan Barbara Duncan	Chairperson and Director

/s/ Donald Bergstrom Donald Bergstrom	Director

/s/ Pablo Cagnoni Pablo Cagnoni	Director

/s/ Johan Christenson Johan Christenson	Director

/s/ Steve Gannon Steve Gannon	Director

/s/ Philina Lee Philina Lee	Director

Name	Title

/s/ Chau Q. Khuong Chau Q. Khuong	Director

/s/ Heather Preston Heather Preston	Director